Exhibit 99.1

For release: May 9, 2011

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports First Quarter Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE Amex: NHC;  NYSE Amex: NHC.PRA), a publicly traded long-term health care company, today announced net income available to common shareholders for the quarter ended March 31, 2011 of $16,556,000 compared to $8,239,000 for the quarter ended March 31, 2010, an increase of 101%.  Net income was $1.21 per common share basic for the quarter ended March 31, 2011 compared to $.60 per common share basic for the quarter ended March 31, 2010.

Revenues for the three months ended March 31, 2011 totaled $192,948,000 compared to $172,037,000 for the same three months of 2010.

Operating results for the first quarter of 2011 benefitted from improved Medicare per diems and patient mix.  Further, other operating expense for the current period includes favorable results within our accrued risk reserves of $10,500,000 (approximately $6,825,000 after income taxes).  Excluding this adjustment, the quarter ended March 31, 2011 would have reflected an increase of 18% in net income available to common shareholders compared to the same period in 2010.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 76 long-term health care centers with 9,548 beds.  NHC affiliates also operate 36 homecare programs, six independent living centers and 16 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.

NHC Reports First Quarter Earnings
Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31
Revenues:	2011	2010
Net patient revenues	$ 177,553	$ 157,961
Other revenues	15,395	14,076
Net operating revenues	192,948	172,037

Costs and Expenses:
Salaries, wages and benefits	108,762	96,076
Other operating	41,389	49,003
Rent	9,865	8,178
Depreciation and amortization	6,962	6,427
Interest	89	114
Total costs and expenses	167,067	159,798

Income Before Non-Operating Income	25,881	12,239
Non-Operating Income	4,561	4,575

Income Before Income Taxes	30,442	16,814
Income Tax Provision	(11,718)	(6,407)

Net Income	18,724	10,407

Dividends to Preferred Stockholders	(2,168)	(2,168)

Net Income Available to Common Stockholders	$ 16,556	$ 8,239

Earnings Per Common Share:
Basic	$ 1.21	$ 0.60
Diluted	$ 1.15	$ 0.60

Weighted average common shares outstanding
Basic	13,680,135	13,721,570
Diluted	16,327,236	13,725,201

Balance Sheet Data
(in thousands)	March 31	Dec. 31
	2011	2010
Cash and marketable securities	$ 253,508	$ 236,463
Current assets	332,419	322,126
Total assets	839,740	829,015
Current liabilities	208,301	223,806
Long-term obligations	28,896	28,861
Deferred lease credits	909	1,212
Deferred revenue	17,116	13,990
Stockholders' equity	584,518	561,146

NHC Reports First Quarter Earnings

Selected Operating Statistics

	Three Months Ended
	March 31
	2011	2010
Per Diems:
Medicare	$ 449.36	$ 378.28
Medicaid	$ 158.75	$ 155.41
Private Pay and Other	$ 246.94	$ 233.05

Patient Days:
Medicare	119,778	110,314
Medicaid	280,701	270,810
Private Pay and Other	173,360	165,066
	573,839	546,190

Average Per Diem	$ 246.05	$ 223.88